UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 10, 2011

NEWMONT MINING CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-31240	84-1611629
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6363 South Fiddlers Green Circle Greenwood Village, Colorado	80111
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 863-7414

N/A
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Newmont Mining Corporation (the “Company”) appointed Gary J. Goldberg, Executive Vice President and Chief Operating Officer, effective December 5, 2011. Mr. Goldberg is 52 years old and has thirty years of experience in the mining industry, specifically with Rio Tinto, consisting of numerous positions of increasing responsibility including President and Chief Executive Officer, Rio Tinto Minerals since 2006 and President and Chief Executive Officer, Rio Tinto Borax for the period of 2004 to 2006. In the Executive Vice President and Chief Operating Officer position with the Company, Mr. Goldberg will have an annual base salary of $775,000, a target cash bonus at 100% of annual base salary and total long-term equity incentive target compensation of 375% of annual base salary. Mr. Goldberg’s cash bonus and long-term equity incentives shall be delivered according to the Company’s incentive programs as described in the Company’s annual proxy. In addition, Mr. Goldberg will be awarded a one-time restricted stock unit sign-on award with a value of $1.5 million and a three-year pro-rata vesting period, following his appointment on December 5, 2011, in consideration of compensation he will forfeit by departing his prior position with Rio Tinto. Mr. Goldberg does not have a family relationship with any member of the Board of Directors or any executive officer of the Company, and Mr. Goldberg has not been a participant or had any interest in any transaction with the Company that is reportable under Item 404(a) of Regulation S-K.

Also effective December 5, 2011, the Company will appoint Brian Hill to the position of Executive Vice President, Sustainability and External Affairs. Mr. Hill previously served as the Executive Vice President, Operations for the Company. As of the date of this report, no new compensatory arrangements have been entered into with Mr. Hill in connection with his new role.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEWMONT MINING CORPORATION

By:	Stephen P. Gottesfeld
Name:	Stephen P. Gottesfeld
Title:	Vice President, General Counsel and Secretary

Dated: October 11, 2011